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                                                                    EXHIBIT 99.1

E.SPIRE COMMUNICATIONS, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
YEAR TO DATE -   JUNE 30, 2001 (UNAUDITED)
($'S IN THOUSANDS)
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
                                 Networks Placed      Networks Placed     Networks Placed     Networks Placed    Networks Placed
                                   in Service           in Service          in Service         in Service          in Service
                                Prior to 12/31/95       During 1996         During 1997         During 1998        During 1999
                               -------------------   -----------------    ----------------   -----------------   ---------------

Property, Plant & Equipment          $ 179,204          $ 164,769             $ 189,143           $  70,188           $ 121,565

Revenues                             $  35,438          $  29,880             $  33,763           $   8,374           $   6,371

EBITDA                               $  11,767          $  11,291             $   9,110           $  (3,810)          $  (4,981)

EBIT                                 $   1,559          $   1,887             $  (1,703)          $  (7,684)          $ (11,847)

Network Statistics (cumulative)
  Access Lines Installed                71,215             58,245                95,017              31,498              17,618
  Fiber Miles                           52,576             39,389                42,980              28,769              14,780
  Route Miles                              767                487                   392                 153                 330
  Buildings Connected                    2,459              1,361                 2,136                 860                 156
  Voice Grade Equivalents              834,968            625,555               696,875              94,811              91,183
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